Exhibit 99.2

Saks Incorporated

Supplement to Restricted Stock Agreement

__________, 20__

Name of Award Holder: ____________

Award Date: ____________

Number of Shares of Restricted Stock: ______________

Dear Award Holder:

I am pleased to inform you that Saks Incorporated has awarded to you the number of shares of its common stock, $0.10 par value, indicated above (the “Restricted Stock”). The shares of Restricted Stock are awarded to you pursuant and subject to the terms and conditions of (1) the Saks Incorporated 2004 Long-Term Incentive Plan (the “Plan”), (2) the Restricted Stock Agreement between Saks Incorporated and you (the “Restricted Stock Agreement”), and (3) this Supplement to Restricted Stock Agreement. This Supplement to Restricted Stock Agreement is an “Award Supplement” referred to in the Restricted Stock Agreement.

Unless sooner vested in accordance with paragraph 3 of the Restricted Stock Agreement, the restrictions imposed by paragraph 2 of the Restricted Stock Agreement will expire as to the following numbers of shares of Restricted Stock on the dates indicated:

Number of Shares of Restricted Stock	Date of Expiration of Restrictions

__________________________________ [Other performance measures and targets] [Other restrictions]	______________________________ ______________________________

Saks Incorporated

By:___________________________